Registration No. 33-77642
                                                                 Rule 424(b)(3)


          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 1994

                 ML Home Equity Loan Pass-Through Certificates,
                             Series 1994-2, Class A
                        MERRILL LYNCH CREDIT CORPORATION
                                    Servicer
                         MLCC MORTGAGE INVESTORS, INC.
                                     Seller

     On September 29, 1994, the ML Home Equity Loan Trust 1994-2 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1994-2 in an original aggregate principal amount of $209,978,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of September 1, 1994 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-27 and S-28 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                      Mortgage Loan Delinquency Experience

                                                       (Dollars in Thousands)
                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------  -----------  ------------  -----------  -------------- -------------
Number of revolving credit
  line loans serviced........        13,839       15,598        25,056       28,368          31,395        30,571
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,037,427   $1,079,693    $1,293,483   $1,353,800      $1,387,217    $1,191,938
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,161      $ 5,358       $ 8,447      $ 8,292         $ 5,450      $  6,634
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 17,508     $ 22,989      $ 33,763     $ 39,508        $ 44,104      $ 31,348
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
of
  revolving credit line loans         2.19%        2.63%         3.26%        3.53%           3.57%         3.19%



                                                   Mortgage Loan Loss Experience
                                                       (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit           13,839       15,598        25,056       28,368         31,395         30,571
  line loans serviced........
Aggregate loan balance of        $1,037,427   $1,079,693    $1,293,483   $1,353,800     $1,387,217      1,191,938
  revolving credit line
  loans serviced.............
For the Period:                     $ 3,153      $ 1,118       $ 3,700      $ 1,860        $ 4,269       $  2,756
  Gross Charge-offs
    dollars..................
  Percentage(1)..............         0.30%        0.10%         0.29%        0.14%          0.31%          0.23%

-------------
    (1) As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Cut-Off Date Trust Balances" on page S-22 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998, the Loan Balances of the Mortgage
Loans:


                     Trust Balances as of December 31, 1998

                                                         Number of                                      % of Mortgage
                                                          Mortgage                Trust                   Loans by
               Range of Trust Balances                     Loans                 Balance                Trust Balance
               -----------------------                   ----------           -------------             -------------
$   4,999.99 or Lower........................              179                 373,529.55                    1.37%
$   5,000.00-           9,999.99.............               72                 502,514.22                    1.84%
$  10,000.00-          14,999.99.............               54                 668,873.12                    2.45%
$  15,000.00-          19,999.99.............               52                 918,776.20                    3.36%
$  20,000.00-          24,999.99.............               52               1,181,155.58                    4.32%
$  25,000.00-          29,999.99.............               40               1,102,035.23                    4.03%
$  30,000.00-          34,999.99.............               30                 975,343.19                    3.57%
$  35,000.00-          39,999.99.............               15                 564,963.81                    2.07%
$  40,000.00-          44,999.99.............               18                 768,121.90                    2.81%
$  45,000.00-          49,999.99.............               21                 995,812.89                    3.64%
$  50,000.00-          54,999.99.............               13                 686,552.83                    2.51%
$  55,000.00-          59,999.99.............               16                 924,589.01                    3.38%
$  60,000.00-          64,999.99.............               15                 947,086.32                    3.46%
$  65,000.00-          69,999.99.............                5                 337,460.28                    1.23%
$  70,000.00-          74,999.99.............                9                 649,283.33                    2.38%
$  75,000.00-          99,999.99.............               30               2,621,806.55                    9.59%
$ 100,000.00-         149,999.99.............               28               3,561,412.55                   13.04%
$ 150,000.00-         199,999.99.............                7               1,196,290.60                    4.38%
$ 200,000.00-         249,999.99.............               14               3,111,478.37                   11.38%
$ 250,000.00-         299,999.99.............                3                 845,911.12                    3.09%
$ 300,000.00-         349,999.99.............                2                 648,980.00                    2.37%
$ 350,000.00-         399,999.99.............                2                 722,325.44                    2.64%
$ 400,000.00-         449,999.99.............                1                 443,234.32                    1.62%
$ 500,000.00-         649,999.99.............                1                 534,374.66                    1.95%
$ 650,000.00-         699,999.99.............                2               1,354,165.33                    4.95%
$ 700,000.00-         749,999.99.............                1                 701,997.78                    2.57%
                                                           ---              -------------                 --------
                   TOTALS....................              682              27,338,074.18                  100.00%
                                                           ===              =============                 ========


                              --------------------

                The date of this Supplement is April 1, 1999.
